Exhibit 5.1
July 2, 2008

FinTech Acquisition Corp.
405 Silverside Road
Wilmington, DE 19809
Ladies and Gentlemen:
     We have acted as counsel to FinTech Acquisition Corp. (the “Company”), a Delaware corporation, in connection with the preparation and filing by the Company of a registration statement on Form S-1 under the Securities Act of 1933, as amended, file no. 333-149977 (the “Registration Statement”) with respect to the registration, offer and sale of (i) up to 10,000,000 units (the “Units”) issuable to the public, with each Unit consisting of one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.50 (the “Warrants”), (ii) up to 1,500,000 Units (the “Over-Allotment Units”) that the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock and all Warrants issued as part of the Units and the Over-Allotment Units and (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and the Over-Allotment Units. In connection therewith, our opinion has been requested as to certain matters referred to below.
     In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Units, Over-Allotment Units, Common Stock and Warrants. We have examined the originals or certified copies of such records, agreements, forms of agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all forms or copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such documents.

     Based upon and subject to the foregoing, we are of the opinion that:
     1. The Company is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware.
     2. When issued and sold as described in the Registration Statement, the Units, Over-Allotment Units, Common Stock and Warrants will be validly issued, fully paid and non-assessable.
     3. When issued, sold and paid for upon exercise of the Warrants as described in the Registration Statement, the Common Stock underlying the Warrants will be validly issued, fully paid and non-assessable.
     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the Commonwealth of Pennsylvania. As used herein, the term “General Corporation Law of the State of Delaware and the laws of the Commonwealth of Pennsylvania” includes statutory provisions contained therein and all applicable provisions of the Delaware Constitution, Pennsylvania Constitution and reported judicial decisions interpreting these laws. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.
     We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Ledgewood
LEDGEWOOD,
a professional corporation